EXHIBIT 4
CREDIT AGREEMENT
AMENDMENT NO. 2
Dated as of May 8, 2006
To the Lenders parties to the Credit Agreement
and the Administrative Agent and Issuing Bank referred to below
Ladies and Gentlemen:
     Reference is made to the Credit Agreement, dated as of April 17, 2006, as amended by the Credit Agreement Amendment, dated as of April 25, 2006 (as further amended, modified or supplemented as of the date hereof, the “Credit Agreement”), among The Sherwin-Williams Company, an Ohio corporation (the “Company”), the Lenders party thereto (the “Lenders”), Citicorp USA, Inc. (“CUSA”), as Administrative Agent (in such capacity the “Administrative Agent”), CUSA, as Issuing Bank (in such capacity, the “Issuing Bank”), and JPMorgan Chase Bank, N.A., as Paying Agent (the “Paying Agent”). Capitalized terms used herein and not otherwise defined herein have the meanings given such terms in the Credit Agreement.
     The Company hereby requests that the Credit Agreement be amended as provided below.
     Section 1. Credit Agreement Amendment. The parties agree that, subject to the satisfaction of the conditions precedent to effectiveness set forth below:
     (i) The paragraph immediately following the preamble of the Credit Agreement is hereby amended by deleting the reference to “$150,000,000” therein and substituting “$250,000,000” therefor.
     (ii) The first sentence of Section 2.01 of the Credit Agreement is hereby deleted in its entirety and the following substituted therefore:
    “The aggregate amount of the Commitments shall be $250,000,000 on May 8, 2006.”
     Section 2. Conditions to Effectiveness. Section 1 of this amendment (this “Amendment”) shall be effective (the “Effective Date”) as of the date hereof when and if:
    (i) the Company and each Lender shall have executed and delivered to the Administrative Agent executed counterparts of this Amendment;

    (ii) the Administrative Agent shall have received one or more counterparts of an amendment to the Fee Letter, dated as of May 8, 2006 (the “Fee Letter Amendment”), duly executed by the Company and CUSA;
    (iii) the Administrative Agent shall have received documents and certificates relating to (a) the organization, existence and good standing of the Company, (b) the authorization of the execution, delivery and performance by the Company of this Amendment, the Fee Letter Amendment, the borrowing of Loans under the Credit Agreement, as amended hereby, and the issuance and modification of the Letter of Credit for the account of the Company under the Credit Agreement, as amended hereby, (c) the incumbency of the persons executing this Amendment and the Fee Letter Amendment on behalf of the Company and (d) any other legal matters relating to the Company, this Amendment, the Fee Letter Amendment or other transactions reasonably requested by the Administrative Agent or the Lenders, all in form and substance satisfactory to the Administrative Agent;
    (iv) the Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent, the Issuing Bank and the Lenders and dated the Effective Date) of (i) L.E. Stellato, Vice President, General Counsel and Secretary of the Company, in form and substance reasonably satisfactory to the Administrative Agent, and (ii) Jones Day, in form and substance reasonably satisfactory to the Administrative Agent; and
    (v) the representations and warranties of the Company set forth in Section 3 below shall be true and correct on and as of the Effective Date as though made on and as of such date.
     Section 3. Representations and Warranties. The Company represents and warrants that (i) the representations and warranties contained in Article III of the Credit Agreement, as amended hereby (with each reference therein to “this Agreement”, “hereunder” and words of like import referring to the Credit Agreement being deemed to be a reference to this Amendment and the Credit Agreement, as amended hereby, and to the Fee Letter Amendment and the Fee Letter, as amended by the Fee Letter Amendment), are true and correct in all material respects on and as of the date hereof as though made on and as of such date, and (ii) no event has occurred and is continuing, or would result from the execution and delivery of this Amendment or the Fee Letter Amendment, that constitutes a Default.
     Section 4. Effect on the Credit Agreement. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under the Credit Agreement, or constitute a waiver of any provision of the Credit Agreement. Except as expressly amended above, the Credit Agreement is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. This Amendment shall be binding on the parties hereto and their respective successors and permitted assigns under the Credit Agreement.
     Section 5. Costs, Expenses and Taxes. Subject to Section 9.03(a) of the Credit Agreement, the Company agrees to pay on demand all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this

Amendment and any other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto, and all reasonable costs and expenses (including, without limitation, counsel fees and expenses), if any, in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Amendment or such other instruments and documents. In addition but subject to the terms and conditions of the Credit Agreement, the Company agrees to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Amendment and any other instruments and documents to be delivered hereunder, and agrees jointly and severally to save the Lenders and the Administrative Agent harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.
     Section 6. Miscellaneous. This Amendment shall constitute a Loan Document and shall be subject to the provisions of Article IX of the Credit Agreement, each of which is incorporated by reference herein, mutatis mutandi.
     If you consent and agree to the foregoing, please evidence such consent and agreement by (i) executing and returning a counterpart to this Amendment by facsimile to Willie V. Wright (fax no. 212-556-2222) and (ii) executing and returning six original counterparts to this Amendment by overnight mail to King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036, Attention: Willie V. Wright, no later than 5:00 p.m., New York City time, on May 8, 2006.
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Very truly yours,

THE SHERWIN-WILLIAMS COMPANY

By	/s/

Name:
Title:
Sherwin — Credit Agreement Amendment No. 2

The undersigned hereby consent
and agree to the foregoing:
CITICORP USA, INC.,
individually, as Administrative Agent
and as Lender

By	/s/

Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Paying Agent

By	/s/

Name:
Title:
Sherwin — Credit Agreement Amendment No. 2